Exhibit 99.1

The Lion Electric Company and Northern Genesis Acquisition Corp. Announce
Merger and Commitments for $200 million in a PIPE;
Combined Company Expected to be Listed on NYSE

●	The Lion Electric Company (“Lion” or the “Company”), a leading manufacturer of all-electric medium and heavy-duty urban vehicles, is combining with Northern Genesis Acquisition Corp. (“Northern Genesis”) (NYSE: NGA) and the combined entity is expected to be listed on the New York Stock Exchange (NYSE) under the new ticker symbol “LEV”.

●	Pro forma implied market capitalization of the combined company of $1.9 billion.

Transaction includes a $200 million fully committed private placement of common shares in Lion (PIPE).

●	Proceeds will be used to fund Lion’s growth strategy, including the planned expansion of the Company’s U.S. manufacturing capacity, continued development of advanced battery systems, the planned construction of a highly automated battery system assembly factory and other general corporate purposes.

●	Proposed transaction is expected to allow Lion to further solidify its current leadership in all-electric medium and heavy-duty urban vehicles.

●	CEO - Founder Marc Bedard and Chairman Pierre Larochelle will be joined by Northern Genesis’ Ian Robertson and Chris Jarratt on a newly formed board of directors.

November 30, 2020 06:30 AM Eastern Standard Time

Kansas City, MO. & Saint-Jérôme, Québec —The Lion Electric Company, a leading designer, manufacturer and distributor of all-electric medium and heavy-duty urban vehicles, announced today it intends to combine with Northern Genesis Acquisition Corp. (NYSE: NGA), a publicly traded special purpose acquisition company focused on a commitment to sustainability and strong alignment with environmental, social and governance principles. Upon closing of the transaction, a wholly-owned subsidiary of Lion will merge with and into Northern Genesis, and Lion is expected to be listed on the New York Stock Exchange (NYSE) under the new ticker symbol “LEV”.

The transaction is expected to bolster Lion’s market leading position in all-electric medium and heavy-duty urban vehicles by supporting the planned construction of a state-of-the-art vehicle manufacturing facility in the U.S., the continued development of advanced battery systems, the planned construction of a highly automated battery system assembly factory and other general corporate purposes.

“This transaction marks an important milestone in Lion’s continued emergence as a market leader in the design, manufacturing and distribution of purpose-built, all-electric medium and heavy-duty urban vehicles” said Marc Bedard, Lion’s CEO - Founder. “The business combination with Northern Genesis provides us with capital to fund Lion’s strategic initiatives, in addition to valuable expertise from Ian Robertson, Chris Jarratt and the Northern Genesis team.”

Founded in 2008, Lion is an established industry leader in all-electric medium and heavy-duty urban vehicles, with over 300 vehicles currently on the road and an impressive operational track record of over 6 million miles driven. Lion offers seven purpose-built electric truck and bus models available for purchase today and which are being delivered from its existing 2,500 vehicle per year manufacturing facility. With Lion buses on the road today and initial truck deliveries in process, Lion expects to quickly ramp up with 650 truck and bus deliveries planned for 2021. Over its coming four year planning horizon, Lion has identified 6,000 potential vehicle sales, approximately 2/3 trucks and 1/3 buses; the marketing plan is supported by over 300 purchase orders in hand and a growing sales pipeline.

“In forming Northern Genesis, we were focused on engaging with a business whose value proposition is proven by current customers, whose tangible growth prospects will be energized by exposure to the public markets and whose experienced management team fosters a winning culture,” said Ian Robertson, co-founder of Northern Genesis. “Lion surpasses our expectations on all these dimensions and we are confident that it has potential to be a great public company in the emerging decarbonized economy.”

Marc Bedard will continue as CEO - Founder of the combined company, overseeing the Company’s strategic growth initiatives and expansion. He is joined by Lion’s existing executive team which includes Nicolas Brunet, EVP & CFO and Yannick Poulin, COO. The combined company will have a board of directors consisting of nine directors, including Marc Bedard, CEO - Founder, Pierre Larochelle (from Power Sustainable) as Chairman, and five other existing Lion Board members, as well as Ian Robertson and Chris Jarratt, co-founders of Algonquin Power & Utilities Corp (NYSE: AQN), who will join the board effective as of closing.

Transaction Overview

The pro forma implied market capitalization of the combined company is $1.9 billion, at the $10.00 per share PIPE subscription price and assuming no public shareholders of Northern Genesis exercise their redemption rights. The company is expected to receive approximately $500 million of net cash proceeds in connection with the transaction, comprised of $200 million from a PIPE and approximately $320 million of cash held in trust by Northern Genesis assuming no public shareholders of Northern Genesis exercise their redemption rights at closing.

The combined net cash proceeds will be used to fund Lion’s growth strategy, including the planned construction of a state-of-the-art U.S. based vehicle manufacturing facility, the continued development of advanced battery systems, the planned construction of a highly automated battery factory and other general corporate purposes.

The existing shareholders of Lion will continue to hold their equity ownership in the combined company, and in some cases they will increase their equity ownership by participating, together with certain Northern Genesis officers and directors, in the PIPE. Following completion of the transaction, it is expected that Lion’s existing shareholders will hold approximately 70%1 of the combined company’s common equity assuming no redemptions from Northern Genesis’s public stockholders.

The board of directors of Northern Genesis, and the board of directors and the shareholders of Lion, unanimously approved the transaction. Completion of the proposed transaction is subject to customary closing conditions, including the approval of the stockholders of Northern Genesis and a post-closing minimum cash balance available to fund Lion’s growth program of $200 million (net of any redemptions), and is expected to occur in the first quarter of 2021.

[1]	In addition to rolling its current interest, Power Sustainable Capital (a wholly owned subsidiary of Power Corporation of Canada) is subscribing to an incremental $17 million of equity ownership as part of the PIPE.

National Bank Financial, BMO Capital Markets and Roth Capital Partners, LLC are serving as financial advisors, and Stikeman Elliott LLP and Vinson & Elkins L.L.P. are serving as legal advisors to Lion. Barclays Capital Inc. is serving as exclusive M&A and capital markets advisor, and Husch Blackwell and Borden Ladner Gervais LLP are serving as legal advisors to Northern Genesis. Barclays Capital Inc. is serving as lead placement agent and BMO Capital Markets and Roth Capital Partners, LLC are serving as placement agents. Mayer Brown LLP is serving as legal advisor to the lead placement agent.

Investor Conference Call Information

Lion and Northern Genesis will host a joint investor conference call to discuss the proposed transaction today, Monday, November 30, 2020 at 8:30 am ET.

To listen to the prepared remarks via telephone dial 1-877-407-4018 (U.S.) or 1-201-689-8471 (International) and an operator will assist you. A telephone replay will be available at 1-844-512-2921 (U.S.) or 1-412-317-6671 (International), passcode: 13713746 through December 14, 2020 at 11:59 pm ET.

About The Lion Electric Company

The Lion Electric Company is an innovative manufacturer of zero-emission vehicles. The company creates, designs, and manufactures all-electric class 5 to class 8 commercial urban trucks and all-electric buses and minibuses for the school, paratransit, and mass transit markets. Lion is a North American leader in electric transportation and designs, builds, and assembles all of its vehicles’ components, including, chassis, battery packs, truck cabins and bus bodies.

Always actively seeking new and reliable technologies, Lion vehicles have unique features that are specifically adapted to its users and their everyday needs. Lion believes that transitioning to all-electric vehicles will lead to major improvements in our society, environment, and overall quality of life.

Lion Electric, The Bright Move

For more information, visit thelionelectric.com

About Northern Genesis Acquisition Corp.

Northern Genesis Acquisition Corp. (NYSE: NGA) is a special purpose acquisition company formed for the purpose of effecting a merger, stock exchange, acquisition, reorganization or similar business combination with one or more businesses. The Northern Genesis management team brings a unique entrepreneurial owner-operator mindset and a proven history of creating shareholder value across the sustainable power and energy value chain. Northern Genesis is committed to helping the next great public company find its path to success; a path which will most certainly recognize the growing sensitivity of customers, employees and investors to alignment with the principles underlying sustainability.

About Power Sustainable

Power Sustainable is a global multi-platform alternative asset manager with investments in sustainable strategies and offices in Montréal, Toronto, and Shanghai. Power Sustainable is currently comprised of two platforms: the Pacific platform invests in the China equity markets, seeking high-quality, sustainable business models with a fundamentals based, research-driven investment process; and the Energy platform invests in the development, construction and operations of renewable energy infrastructure assets in North America. The Company leverages its investment capabilities and those of its partners to build projects of significance that benefit the planet, assure steady growth and create long-term value.  Power Sustainable is a wholly owned subsidiary of Power Corporation of Canada. For more information, visit www.powersustainable.com

Important Information and Where to Find It

In connection with the transaction, Lion intends to file a registration statement on Form F-4, (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “SEC”), which will include a proxy statement of Northern Genesis in connection with Northern Genesis’ solicitation of proxies for the vote by its stockholders with respect to the transaction and other matters as described in the Registration Statement, as well as the prospectus relating to the registration of the securities to be issued by Lion to Northern Genesis’ stockholders in connection with the transaction. After the Registration Statement has been filed and declared effective, Northern Genesis will mail a definitive proxy statement, when available, to its stockholders. Investors and security holders of Northern Genesis and other interested parties are urged to read the Registration Statement, any amendments thereto and any other documents filed with the SEC carefully and in their entirety when they become available because they will contain important information about Northern Genesis, Lion and the transaction. Investors and security holders of Northern Genesis may obtain free copies of the preliminary proxy statement/prospectus and definitive proxy statement/prospectus (when available) and other documents filed with the SEC by Northern Genesis and Lion through the website maintained by the SEC at http://www.sec.gov.The information contained on, or that may be accessed through, the websites referenced in this press release is not incorporated by reference into, and is not a part of, this press release.

Participants in the Solicitation

Northern Genesis and its directors and executive officers and other persons may be deemed to be participants in the solicitations of proxies from Northern Genesis’ stockholders in respect of the proposed transaction. Lion and its officers and directors may also be deemed participants in such solicitation. Information regarding Northern Genesis’ directors and executive officers is available under the heading “Management” in its final prospectus dated August 17, 2020 filed with the SEC on August 18, 2020. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, which may, in some cases, be different than those of their stockholders generally, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC in connection with the transaction when they become available. Stockholders, potential investors and other interested persons should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. When available, these documents can be obtained free of charge from the sources indicated above.

No Offer or Solicitation

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities or constitute a solicitation of any vote or approval. No offer of securities, other than with respect to the PIPE, shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended (the “Securities Act”).

Currency

All amounts in this press release are indicated in US dollars unless indicated otherwise.

Forward-Looking Statement

All statements other than statements of historical facts contained in this press release constitute “forward-looking statements” (which shall include forward-looking information within the meaning of Canadian securities laws) within the meaning of Section 27A of the Securities Act. Forward-looking statements may generally be identified by the use of words such as “believe,” “may,” “will,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “could,” “plan,” “project,” “potential,” “seem,” “seek,” “future,” “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters, although not all forward-looking statements contain such identifying words. These forward-looking statements include, but are not limited to, statements regarding the transaction, including with respect to timing and closing thereof, the ability to consummate the transaction, the benefits of the transaction, the ability to satisfy the Cash Condition, the completion of the PIPE, estimates and forecasts of financial and other performance metrics, visibility on potential orders and business relationships, sufficiency and use of funds following completion of the proposed transaction, as well as the combined company’s strategy, future operations, estimated financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of Lion’s and Northern Genesis’ management and are not predictions of actual performance. These forward-looking statements are provided for the purpose of assisting readers in understanding certain key elements of the Company’s current objectives, goals, targets, strategic priorities, expectations and plans, and in obtaining a better understanding of the Company’s business and anticipated operating environment. Readers are cautioned that such information may not be appropriate for other purposes and is not intended to serve as, and must not be relied on by any investor as a guarantee, an assurance, a prediction or a definitive statement of fact or probability.

Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Lion and Northern Genesis, and are based on a number of assumptions, as well as other factors that the Company and Northern Genesis believe are appropriate and reasonable in the circumstances, but there can be no assurance that such estimates and assumptions will prove to be correct or that the Company’s vision, business, objectives, plans and strategies will be achieved. Many risks and uncertainties could cause the Company’s actual results, performance or achievements or future events or developments to differ materially from those expressed or implied by the forward-looking statements, including any adverse changes in the U.S. and Canadian general economic, business, market, financial, political and legal conditions; the Company’s inability to successfully and economically manufacture and distribute its vehicles at scale and meet its customers’ business needs; the Company’s inability to execute its growth strategy; the Company’s inability to maintain its competitive position; the Company’s inability to reduce its costs of supply overtime; any inability to maintain and enhance the Company’s reputation and brand; any significant product repair and/or replacement due to product warranty claims or product recalls; any failure of information technology systems or any cybersecurity and data privacy breaches or incidents; natural disasters, epidemic or pandemic outbreaks, boycotts and geo-political events; the risk that a condition to closing of the transaction (including the obtention of Northern Genesis’ stockholders approval) may not be satisfied; the failure to realize the anticipated benefits of the proposed transaction; the amount of redemption requests made by Northern Genesis’ public stockholders; the risk that the proposed transaction disrupts Lion’s or Northern Genesis’ current plans and operations as a result of the announcement of the transaction; the outcome of any legal proceedings that may be instituted against Lion or Northern Genesis following announcement of the transaction; the inability of the parties to successfully or timely consummate the proposed transaction; and those factors discussed in Northern Genesis’ final prospectus dated August 17, 2020, and any subsequently filed Quarterly Report on Form 10-Q, in each case, under the heading “Risk Factors,” and other documents of Northern Genesis filed, or to be filed, with the SEC, as well as any documents to be filed by Lion in accordance with applicable securities laws. These factors are not intended to represent a complete list of the factors that could affect the Company, and there may be additional risks that neither Northern Genesis nor Lion presently know or that Northern Genesis and Lion currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Northern Genesis’ and Lion’s expectations, plans or forecasts of future events and views as of the date of this press release. Northern Genesis and Lion anticipate that subsequent events and developments will cause Northern Genesis’ and Lion’s assessments to change. However, while Northern Genesis and Lion may elect to update these forward-looking statements at some point in the future, Northern Genesis and Lion have no intention and undertake no obligation to do so except as required by applicable law. These forward-looking statements should not be relied upon as representing Northern Genesis’ and Lion’s assessments as of any date subsequent to the date of this press release.

Contacts:

The Lion Electric Company

For Investors:

LionElectricIR@icrinc.com

For Media:

Patrick Gervais

Vice-President, Marketing and Communications

Cell: 514-992-1060

patrick.gervais@thelionelectric.com

LionElectricPR@icrinc.com

Northern Genesis Acquisition Corp.

Avi Das

Investor Relations

investors@northerngenesis.com

Phone: 816-514-0324